PRIME MERIDIAN CAPITAL MANAGEMENT, LLC

COMPLIANCE POLICIES AND PROCEDURES MANUAL

Section 12. Code of Ethics

12.1.	Introduction

At the Company, we take great pride in our commitment to serving our clients’ needs and the integrity with which we conduct our business. The financial services industry has come under significant scrutiny as of recent times, especially in the area of the inherent responsibility of the financial professional to behave in the best interests of their clients. We have developed this Code of Ethics (“Code”) as a means of memorializing our vision of appropriate and professional conduct in carrying out the business of providing investment advisory services.

Each of the Company’s “access persons” has been furnished with a copy of our Code and has signed their name to a written acknowledgement attesting to their understanding of the code and acceptance of its terms.

An “access person” is defined by the SEC as any supervised person of the Company who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

12.2.	Temporary Supervised Persons

Temporary supervised persons including contractors, temps, and interns (collectively “contractors”), will become subject to the Code of Ethics on their 91st day of association with the Company, calculated on a rolling 12-month basis. If based on their duties or job functions they meet the definition of Access Person, they will be required to comply with the personal trading and reporting requirements and will be given a copy of the Company’s Code of Ethics.

12.3.	Obligations of the Company to its Clients

When a client signs our advisory contract (fund subscription agreement), we view that action as an expression of trust in the Company’s ability to manage assets effectively and within the highest standards of professional conduct. It is our policy and duty to respect the trust that our clients place in us and to always keep their best interests ahead of our own. The Company believes that upholding this fiduciary duty is the cornerstone upon which fruitful relationships are forged and hence, successful businesses are built.

Our representatives will seek to manage a client’s assets in accordance with the client’s stated investment objectives, financial profile, risk tolerance, investment experience, and any other specific preferences. Open and frequent communication between our representatives and our clients is a key factor in delivering financial services. To the fullest extent possible, our representatives should make sure that clients are made aware of the state of their account(s) during all market conditions. Our job does not end with portfolio management. It is our duty to constantly monitor our clients’ needs and objectives and to make every effort to ensure that their investments are appropriate given their particular situations.

Protection of Material Non-public Information

The beginning phase of our relationships with our clients starts with building a foundation of trust. Our clients choose to do business with us because they trust that we will deliver the services we offer in a manner that puts their interests above all others. In choosing to do business with us, our clients entrust us with the protection of information about them that should never be used in a manner other than for their own benefit. Thus, it is the Company’s policy that all personal non-public information given to us by, or in relation to, our clients be kept strictly confidential and that it never be used in any manner other than for the purposes of carrying out our duties to our clients. Personal non-public information could include, but would not be limited to a client’s current income situation, current securities holdings, trading strategies, medical or health information, tax-related matters, etc.

The mishandling of a client’s personal non-public information could create several undesirable results for the Company and its representatives. These negative consequences might include civil actions, criminal actions, arbitrations, and the issuance of restrictive orders against the Company or its representatives by regulatory bodies, fines, etc. Any of these actions could have a devastating impact on the Company and its representatives. Given these consequences, the Company will not tolerate the use of a client’s personal non-public information in a manner that is inconsistent with the best interests of that client. Behavior by the Company’s representatives that involves the misuse of a client’s personal non-public information could result in severe disciplinary action (including termination for cause) against the culpable party(s).

12.3.1.	Conflicts of Interest

A major component of carrying out our fiduciary duties to our clients is the awareness and disclosure of conflicts of interest. A conflict of interest occurs when the best interests of the Company and/or its representative(s) are contrary to the interests of our clients. Such a conflict can arise when a representative of the Company pursues interests that prevent that individual from performing their duties to their client(s) objectively and effectively. Conflicts of interest also arise when a representative or member of the representative’s family receives certain benefits as a result of the individual’s position with the Company.

An access person must not use their personal relationships to influence the Company’s trading activities of client accounts in a manner that will be beneficial to the access person, their family members, and/or acquaintances; nor shall an access person engage in activity that is detrimental to the Company or its clients. Any conflict of interest that arises in a specific situation must be disclosed by the individual and resolved before taking any action on behalf of the client(s) involved.

12.4.	Compliance with Federal Securities Laws

As a registered investment adviser, the Company operates under the regulatory jurisdiction of the SEC, which subjects the Company to a variety of industry rules and regulations. The Company recognizes that these laws, rules, and regulations exist to protect the interests of the investing public and therefore insists that its supervised persons maintain strict compliance thereto. The Company’s Compliance officials have an “open door” policy and all supervised persons should seek guidance whenever the applicability of a law, rule, regulation, or Company policy comes into question in any situation.

12.5.	Personal Securities Transactions and Holdings

All access persons of the Company must periodically report their personal securities holdings and transactions. The purpose of these reports is to allow the Company the ability to monitor for any trading improprieties by the Company’s representatives such as trading activity that may suggest a representative of the Company may have engaged in trading activity which subordinated a client’s best interests to that of the representative.

An example of such activity might involve a representative placing a trade for themselves and then facilitating transactions for a number of their own clients that is intended to create additional benefit (or prevent anticipated losses) for the representative. A common term for this practice is “trading ahead.”

12.5.1.	Holdings Reports

Each of the Company’s access persons must submit a holdings report no later than 10 days after the person becomes an access person. At that time, the information submitted must be current as of a date no earlier than 45 days prior to the date the person became an access person. Additionally, the report must be updated at least once each 12-month period thereafter and the information must be current as of a date no more than 45 days prior to the date the report was submitted. Therefore, the company requires annual holdings as of 12/31 to be reported no later than February 15th to the CCO or their designee.

Each report must contain the following information regarding the access person’s personal securities holdings:

1.	The title and type of security, and as applicable, the ticker symbol or CUSIP number of the security
2.	The number of shares, units, etc.
3.	The principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership
4.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit

5.	The date the access person submits the report

12.5.2.	Transaction Reports

Each of the Company’s access persons must submit a holding report no later than 30 days following the end of each calendar quarter. The report must cover all transactions during the quarter.

Each report must contain the following information:

1.	The date of the transaction
2.	The title and type of security, and as applicable, the ticker symbol or CUSIP number of the security
3.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)
4.	The number of shares, units, etc.
5.	The interest rate and maturity date, as applicable
6.	The price at which the transaction was effected
7.	The name of the broker, dealer or bank with or through which the transaction was effected

8.    The date the access person submits the report Exceptions from reporting requirements

1.	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control
2.	A transaction report with regard to transactions effected pursuant to an automatic investment plan
3.	A transaction report that would duplicate information contained in broker trade confirmations or account statements so long as such documents are received no later than 30 days following the end of the applicable calendar quarter
4.	Transactions and holdings in direct obligations of the U.S. Government
5.	Money market instruments – bankers’ acceptances, bank CDs, commercial paper, repurchase agreements, and other “high quality, short-term debt instruments” (maturity at issuance of less than 366 days, and which is rated in one of the highest two categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality)
6.	Shares of money market funds

7.	Transactions and holdings in shares of other types of mutual funds, unless the Company or a control affiliate acts as the investment adviser or principal underwriter for the fund
8.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds

The SEC has provided guidance (see IM Guidance Update June 2015, No. 2015-03) on “no direct or indirect influence or control”. Generally, the fact that an access person has an account that is managed by a third-party manager with discretionary authority (or where an access person is a grantor or beneficiary of a trust by a third-party trustee) is, by itself, insufficient to use as rationale to rely on exemption 1 above. If the access person suggests or directs the purchase or sale of investments (or consults about the allocation of investments to be made) to the third party money manager or trustee, they would not be able to rely on this exemption.

Therefore, any access person that maintains an account with a third party money manager or is a grantor or beneficiary of a trust managed by a third-party trustee must identify all such accounts to the CCO, or their designee. Additionally, the access person must include such holdings and transactions in the annual holding and quarterly transaction reports.

IPO and Private Placement Policy

All of the Company’s access persons must obtain approval from a member of senior management prior to directly or indirectly acquiring beneficial ownership in any security in an initial public offering or a private placement.

12.6.	Reporting Violations

Violations of the Code will be taken seriously. Each supervised person of the Company has an obligation to report such violations to the CCO in an expeditious manner after becoming aware that a violation has occurred. Reports of violations will be kept strictly confidential in order to avoid retaliation from those involved. The Company will also allow anonymous submissions of violation reports so as to keep concerned supervised persons at ease. Any breach of the confidentiality of a report of a violation of the Code will constitute a further violation of the Code and will be dealt with as such.

12.7.	Gifts & Entertainment

In order to address conflicts of interest that may arise when a supervised person accepts or gives a gift, favor, special accommodation, or other items of value, the Company places restrictions on gifts and certain types of business entertainment. Set forth below is the Company’s policy relating to gifts and business entertainment:

Gifts

•	General - No supervised person may give or receive any gift, service, or other item of more than de minimis ($250) value to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Company without receiving prior written approval from the CCO, or their designee.

•	Solicited Gifts - No supervised person may use his or her position with the Company to obtain anything of value from a Fund investor, supplier, person to whom the supervised person refers business, or any other entity with which the Company does business.

•	Cash Gifts - No supervised person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Company.

•	Exemptions - The Company may elect to make charitable contributions to any person or entity that it does business with or potentially could conduct business with. Such charitable contributions are exempted from this policy.

Business Entertainment

•	General – Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Example – You receive a ticket to the Superbowl. The face value of the ticket is

$300. This would be acceptable as long as a host accompanies you.

•	Extravagant Entertainment - No supervised person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Company without receiving prior written approval from the CCO, or their designee.

Example – A broker invites you to attend a ski weekend in Vermont with your spouse. This has been considered lavish in prior SEC enforcement actions.

•	Exemptions – Conferences and industry events that have business-related value are exempted from this policy.

Reporting/Recordkeeping

•	Gifts- Each Covered Person must pre-clear and report any gifts in excess of $250 value received in connection with the supervised person’s employment to the CCO, or their designee. Compliance may require that any such gift be returned to the provider or that an expense be repaid by the supervised person if such gift has already been received.

•	Business Entertainment – Each supervised person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by Compliance.

•	Recordkeeping - Compliance will maintain records of any gifts and/or business entertainment events so reported.

12.8.	Record-keeping

With regard to its Code of Ethics, the Company will maintain the following books and records:

1.	A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years
2.	Records of violations of the Code, including records of the actions taken subsequent to such violations
3.	Signed acknowledgements from each person who is currently, or was at some point during the past five years, a supervised person that confirms their receipt, understanding, and acceptance of the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code
4.	A record of the names of all persons who were access persons at any time within the past five years
5.	A record of each transaction and holding report made by an access person, including applicable brokerage statements and confirmations collected in lieu of such a report
6.	A record of any decision and the reasons supporting the decision, to approve the acquisition of securities by access persons through an initial public offering or limited offering

Maintenance of the Code of Ethics is discussed in the Books and Records section.

12.9.	Code of Ethics Training

The Company will provide to each supervised person a copy of this Code of Ethics and any amendments. Each supervised person is required to acknowledge, in writing, their receipt of those copies. In addition, each supervised person must annually recertify that they have re-read, understands and has complied with the code. The CCO is responsible for verifying that all supervised persons acknowledge receipt. The CCO is also responsible for providing supervised persons adequate training on the principles and procedures of this Code of Ethics, such as periodic orientation or training sessions with new and existing staff to remind them of their obligations under the code.

12.10.	Hardship Exemption

Supervised persons who experience unanticipated difficulties that necessitate the need to liquidate a securities holding or any other act that contradicts the above mentioned policies, must seek prior written approval of the CCO before executing any transaction that would violate the above mentioned policies. Exemptions will be decided on a case- by-case basis and the Company provides no assurance that an exemption will be granted.